EXHIBIT 10.1

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES MUST NOT TRADE THE SECURITIES BEFORE JULY 15, 2014.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) IF THE SECURITIES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (C) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE COMPANY.

TIMBERLINE RESOURCES CORPORATION

LONG FORM PROMISSORY NOTE

US$1,000,000	Dated as of March 14, 2014

FOR VALUE RECEIVED, TIMBERLINE RESOURCES CORPORATION (“Borrower”), having an office at 101 E. Lakeside, Coeur d’Alene, ID 83814 USA, PROMISES TO PAY to the order of WOLFPACK GOLD CORP. (“Lender”) of Suite 5, 5450 Riggins Court, Reno, Nevada 89502, at the principal place of business of Lender or at such other place as may be designated from time to time in writing by Lender, the principal sum of One Million United States Dollars (US$1,000,000.00) or, if less, the unpaid principal amount of the advances made hereunder, in lawful money of the United States of America, together with interest thereon from the date of this Promissory Note (the “Note”) to and including the date this Note is paid in full calculated in the manner hereinafter set forth.

This Note is made pursuant to the letter agreement dated March 11, 2014 between the Borrower and the Lender (the “Agreement”). If there is a conflict or inconsistency between this Note and the Agreement, the Agreement will prevail to the extent of that conflict or inconsistency.

1.           Definitions

The following terms as used in this Note shall have the following meanings:

(a)	“Applicable Rate” means, from the date hereof until September 14, 2014 an annual rate equal to five percent (5.0%) and thereafter an annual rate equal to ten percent (10%).

(b)
“Business Day” means any day except (i) Saturday, (ii) Sunday, and (iii) any other day which is a legal holiday under the laws of the State of Idaho, State of Nevada or the Province of British Columbia.

(c)
“Change of Control” means the occurrence after the date hereof of any of the following events, excepting the events contemplated by the Proposed Transaction: (i) the acquisition by any person or company or combination of persons or companies, acting jointly or in concert, of effective control (whether through legal or beneficial ownership of equity securities of the Borrower, by contract or otherwise) of in excess of 20% of the voting securities of the Borrower; (ii) the completion by the Borrower of any transaction pursuant to which the Borrower disposes of all or substantially all of its assets; (iii) the Borrower merges into, amalgamates or consolidates with any other person, or any person merges into, amalgamates or consolidates with the Borrower and, after giving effect to such transaction, the holders of voting securities of the Borrower immediately prior to such transaction own less than 20% of the aggregate voting power of the Borrower or the successor entity of such transaction; or (iv) the execution by the Borrower of an agreement to which the Borrower is a party, or by which it is bound, providing for any of the events set forth in clauses (i) through (iii) above.

(d)	“Closing” means the completion of the Proposed Transaction.

(e)	“Common Shares” has the meaning set forth in Section 5(a).

(f)	“Common Share FMV” has the meaning set forth in Section 5(b).

(g)	“Common Share Payment Date” has the meaning set forth in Section 5(a).

(h)	“Common Share Payment Right” has the meaning set forth in Section 5(a).

(i)	“Event of Default” means:

(i)	the occurrence of a Material Adverse Change with failure to cure to the satisfaction of the Lender within 10 Business Days;

(ii)	the failure of Borrower to pay all or any portion of the Indebtedness in accordance with the terms of this Note;

(iii)
Borrower becomes insolvent or makes a general assignment for the benefit of its creditors, or if any order is made or an effective resolution is passed for the winding-up, merger or amalgamation of Borrower (except for a merger or amalgamation in connection with the Proposed Transaction) or if Borrower is declared bankrupt or if a custodian or receiver be appointed for Borrower under the applicable bankruptcy or insolvency legislation, or if a compromise or arrangement is proposed by Borrower to its respective creditors or any class of its creditors, or if a receiver or other officer with like powers is appointed for Borrower;

(iv)
Borrower’s violation or breach of any representation, warranty, covenant or agreement set forth in this Note or any Security Document that is not otherwise listed in this definition, where such violation or breach is not cured within 15 days following Borrower’s receipt of notice thereof from Lender;

(v)
Borrower fails to maintain its existence under the laws of the State of Delaware, provided that the merger of Borrower into another entity pursuant to a transaction agreed to in writing by the Lender shall not constitute an “Event of Default”;

(vi)	Borrow abandons the Project; and

(vii)
if any of the Security Documents shall cease to be a valid other than by reason solely of the acts or omissions of the Lender or if any material provision of this Note or a Security Document ceases to be in full force and effect or is declared null and void or invalid.

(j)	“Indebtedness” means the Principal Balance, from time to time, together with all accrued and unpaid interest (calculated in the manner set forth herein), and all other sums due under this Note.

(k)	“Initial Drawdown” has the meaning set forth in Section 2.

(l)	“Interest Payment Date” means (i) any day on which Borrower repays all or any portion of the Principal Balance under Section 3(b); and (ii) the Maturity Date.

(m)
“Lien” means, (i) with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), deemed trust, pledge, hypothec, hypothecation, encumbrance, charge, security interest, royalty interest, adverse claim, defect of title or right of set off in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (iii) any purchase option, call or similar right of a third party with respect to such assets, (iv) any netting arrangement, defeasance arrangement or reciprocal fee arrangement, and (v) any other arrangement having the effect of providing security.

(n)	“Material Adverse Change” means any change, effect, development, event or occurrence that, individually or in the aggregate, is or is reasonably likely to have a Material Adverse Effect.

(o)
“Material Adverse Effect” means an effect, a fact, a state, a liability, a loss or a condition that is material and adverse to the business, properties, assets, operations, condition, affairs, liabilities (contingent or otherwise), prospects or obligations (whether absolute, conditional or otherwise) of the Borrower, other than an effect, a fact, a state, a liability, a loss or a condition:

(i)	relating to the announcement of the execution of this Agreement or the Loan or other transactions contemplated by this Agreement;

(ii)	relating to a decrease in the market price of the Common Shares on any stock exchange;

(iii)	relating to the Canadian, United States or international economy or securities markets in general;

(iv)	affecting the worldwide mining industry in general;

(v)	relating to any effect resulting from an act of terrorism or any outbreak of hostilities or war (or any escalation or worsening thereof);

(vi)	relating to any natural disaster;

(vii)	relating to any generally applicable change in applicable laws; or

(viii)	relating to any action taken by the Borrower or the Lender that is required or contemplated by this Note or the Agreement;

provided, however, that the effect referred to in clauses (iii), (iv), (v), (vi) or (vii) above does not primarily relate to (or have the effect of primarily relating to) the Borrower or disproportionately adversely affect the Borrower or its properties, assets or operations, taken as a whole, compared with other companies of a similar size operating in the industry and jurisdiction in which the Borrower operates.

(p)	“Maturity Date” means the date that is the earlier of (i) five (5) Business Days after the Closing; and (ii) the Outside Date.

(q)	“Outside Date” means one year and one day following the date on which the Initial Drawdown is advanced.

(r)
“Permitted Liens” means: (i) liens for taxes not yet due and payable or are being contested in good faith; (ii) survey exceptions, easements, rights of way and restrictions, zoning ordinances and other similar encumbrances affecting the Project and which do not unreasonably restrict the use thereof; (iii) all conditions, terms, exceptions, restrictions, obligations, easements, charges, rights-of-way and encumbrances which are set forth in any lease or contract listed on Schedule B, including any and all rights of lessors in any leased claims; (iv) rights reserved to or vested in any governmental entity to control or regulate any interest in the Property as imposed by applicable law and (v) any other lien or encumbrance that does not materially impair the current use and enjoyment of the Project and does not have a material adverse effect on the business and operations of such Project.

(s)
“Person” means any individual, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association, governmental or regulatory authority, or other entity.

(t)	“Principal Balance” means the outstanding principal balance of this Note from time to time, prima facie evidence of which shall be reflected on Schedule A.

(u)	“Project” has the meaning ascribed to such term in the Agreement.

(v)	“Proposed Transaction” has the meaning ascribed to such term in the Agreement.

(w)
“Security Document(s)” means the financing statement and Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filings to Secure Promissory Note dated the date hereof and executed by the Borrower in favor of the Lender, and any and all other security agreements, pledges, guarantees or other credit support from time to time provided by Borrower or by another Person for the benefit of Borrower in connection with the advances under this Note.

2.           Credit Line

(a)
The Lender will make available to the Borrower up to One Million United States Dollars (US$1,000,000.00), on a non-revolving basis, to be advanced as follows: (a) US$500,000 on execution and delivery of this Note (the “Initial Drawdown”); and (b) thereafter in tranches of US$250,000 based on a schedule of proposed expenditures reasonably itemizing the working capital needs of the Borrower. The amount of the Indebtedness evidenced hereby will be shown on Schedule A. Amounts borrowed and re-paid under this Note may not be re-borrowed.

(b)	The Borrower will use the proceeds of the Initial Drawdown to maintain compliance with the NYSE MKT, LLC and meet its immediate working capital requirements, including accounts payable and payroll.

3.           Payment of Indebtedness

(a)	Except as is otherwise provided herein, the entire Indebtedness shall be due and payable on the Maturity Date.

(b)
Borrower may repay the outstanding Principal Balance of this Note, in whole or in part, without penalty or premium, at any time and from time to time prior to the Maturity Date, together with accrued interest to the date of such prepayment on the amount prepaid.

4.           Interest

Interest shall be payable in arrears on each Interest Payment Date.  Payments due on an Interest Payment Date that is not a Business Day shall be payable on the next succeeding Business Day after such Interest Payment Date. Interest shall accrue daily on the Principal Balance from the date hereof through the Maturity Date at the Applicable Rate.  Interest shall be calculated daily on the basis of a three hundred sixty five (365) day year.

5.           Conversion of Loan

(a)
In the event the Proposed Transaction for any reason does not complete prior to the Outside Date and any portion of Indebtedness is not otherwise pre-paid by the Borrower pursuant to Section 3(b) hereof prior to the Maturity Date, and subject to the receipt of any required regulatory approvals, the availability of requisite prospectus exemptions under applicable securities legislation, and the other provisions of this Note, the Lender may, at its option, in exchange for or in lieu of receiving the portion of the Indebtedness due on the Maturity Date solely in money, elect to receive on the date of payment (the “Common Share Payment Date”) that number of fully paid shares of common stock in the capital of the Borrower (“Common Shares”) obtained by dividing such portion of the Indebtedness that the Lender elects to receive in Common Shares by the Common Share FMV (the “Common Share Payment Right”).

(b)
For the purposes of the foregoing, the “Common Share FMV” shall be: (a) with respect to any payment of the Principal Balance, $0.14; and (b) with respect to any payment of Interest, the Market Price (as such term is defined in the rules of the TSX Venture Exchange) of the Common Shares on the NYSE MKT as at Common Share Payment Date.

(c)
Any amount payable by the Borrower to the Lender pursuant to the terms of this Note that is paid in Common Shares in accordance with the Lender’s Common Share Payment Right will be deemed to be paid and satisfied in full as of the Common Share Payment Date.  The Lender shall be treated as the shareholder of record of the Common Shares issued on due exercise by the Lender of its Common Share Payment Right effective immediately after the close of business on the Common Share Payment Date, and shall be entitled to all substitutions therefor, all income earned thereon or accretions thereto and all dividends or distributions (including distributions and dividends in kind) thereon and arising thereafter.  As soon as practicable following the Common Share Payment Date, the Borrower, at its expense, will cause to be issued in the name of and delivered to the Lender, a certificate or certificates for the number of Common Shares to which the Lender shall be entitled pursuant to this Section 5. The Lender acknowledges and agrees that this Note and any securities acquired upon conversion pursuant to this Section 5 will be subject to such trade restrictions as may be imposed by operation of applicable securities rules and that the Borrower will be required to legend the certificates representing such securities with those restrictions.

(d)
The Borrower shall not be required to issue fractional Common Shares upon the payment of any portion of this Note in Common Shares pursuant to Section 5.  If any fractional interest in Common Shares would, except for the provisions of this Section 6, be issuable upon the payment of any amount of this Note, the number of Common Shares issued upon such payment shall be rounded down to the next whole number of Common Shares and the Borrower shall not be required to make any payment in lieu of delivering any certificates of such fractional interest.

6.           Adjustment and Anti-dilution Rights

(a)
If, prior to repayment of this Note, the Borrower undertakes any reclassification of, or other change in (including a change resulting from consolidation or subdivision) the outstanding Common Shares; or in case of any issue of Common Shares (or securities convertible into Common Shares) to all or substantially all of the holders of its outstanding Common Shares by way of a stock dividend or other distribution of assets or securities; the number of Common Shares to be issued under Section 5 shall, after such reclassification, change, issue, distribution or dividend, be equal to the number of shares or other securities or property of the Borrower, to which the Lender would have been entitled to upon such reclassification, change, distribution or dividend.  The Common Share FMV in effect on the Common Share Payment Date of any such subdivision, redivision or on the record date for such issuance of the Common Shares by way of a stock dividend or other distribution of assets or securities, as the case may be, shall be decreased in the proportion which the number of Common Shares outstanding before such transaction bears to the number of Common Shares outstanding after such transaction.  The Common Share FMV in effect on the Common Share Payment Date of any such reduction, combination or consolidation of the Common Shares, shall be increased in the proportion which the number of Common Shares outstanding before such transaction bears to the number of Common Shares outstanding after such transaction.

(b)
The Borrower covenants with the Lender that so long as this Note remains outstanding, it will give notice to the Lender of its intention to fix a record date for any event referred to in this Section 6 which may give rise to an adjustment in the number of Common Shares issuable under Section 5 herein and such notice must specify the particulars of such event and the record date and the effective date for such event.  The Borrower shall give such notice to the Lender not less than ten business days in each case prior to such applicable record date.

7.           Acceleration

At the option of Lender, the entire Indebtedness shall at once become due and payable and may be collected forthwith without further notice or demand upon the occurrence at any time of any of the following: (a) the Project is sold in whole or in part; (b) there is a Change of Control in the Borrower; or (c) there is an Event of Default.

8.           Representations and Warranties of the Borrower

The Borrower represents and warrants to the Lender that:

       (a)           it (i) has been duly incorporated in and is validly existing under the laws of its jurisdiction of incorporation and is up to date in all regulatory filings; (ii) has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets; and (iii) has all requisite corporate power and authority to enter into this Note, to borrow the Loan, and to carry out the obligations contemplated under this Note;

(b)           this Note and the Security Documents have been duly and validly authorized, executed and delivered by the Borrower and are legal, valid and binding obligations of the Borrower;

(c)           the Borrower is a reporting issuer in the United States and in the Provinces of British Columbia and Alberta and is not subject to any cease trade or other order of any applicable securities regulatory authority in any jurisdiction and, to the knowledge of the Borrower, no investigation or other proceedings involving the Borrower that may operate to prevent or restrict trading of any securities of the Borrower is currently in progress or pending before any applicable securities regulatory authority;

(d)           it is conducting its business in material compliance with all applicable laws of each jurisdiction in which a material portion of its business is carried on and is duly licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated and all such licences, registrations and qualifications are valid, subsisting and in good standing, except in respect of matters which do not and will not have a Material Adverse Effect, and except for the failure to be so qualified or the absence of any such license, registration or qualification which does not and will not have a Material Adverse Effect;

(e)           it has not committed an act of bankruptcy, is not insolvent, has not proposed an arrangement to its creditors generally, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to an arrangement, has not taken any proceedings to have itself declared bankrupt or wound-up, and has not had any execution or distress become enforceable or become levied upon any of its property;

(f)           it has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it, and the Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years;

(g)           since December 31, 2013 (which is the date of the most recent financial statements of the Borrower available on EDGAR), or as otherwise disclosed to the Lender in writing:

(i)	there has not been any change in its assets, liabilities or obligations (absolute, accrued, contingent or otherwise) which could have a Material Adverse Effect; and

(ii)	there has not been any change in its business, business prospects, condition (financial or otherwise) or results of the operations which could have a Material Adverse Effect;

(h)           since December 31, 2013 (which is the date of the most recent financial statements of the Borrower available on EDGAR) or as otherwise disclosed to the Lender in writing, it has carried on its business in the ordinary course;

        (i)           other than as disclosed to the Lender in writing, there is no action, proceeding or investigation pending, or, to its knowledge, threatened against or affecting the Borrower at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any governmental entity, which, if determined adversely to the Borrower, could have a Material Adverse Effect;

(j)           none of the execution and delivery of, nor the performance and compliance with the terms of this Agreement by the Borrower will result in any breach of, or be in conflict with or constitute a default under, and no event has occurred which, after notice or lapse of time, or both, would constitute a default either directly or indirectly under:

(i)	any Law applicable to the Borrower or any of its properties or assets;

(ii)	resolutions of the directors, shareholders or committees of the Borrower which are in effect at the date hereof;

(iii)	any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Borrower is a party or by which it is bound; or

(iv)	any judgment, decree or order binding the Borrower or its property or assets,

which breach, conflict or default, or the consequences thereof, would alone or in the aggregate could have a Material Adverse Effect;

(k)           no Event of Default has occurred or is continuing;

(l)           since December 31, 2012: (i) the Borrower has filed all documents and information required to be filed by the Borrower under applicable securities laws and has made all such documents and information publicly available on the SEDAR and EDGAR websites as required to be filed by it in accordance with applicable securities laws, applicable securities regulatory authorities, the TSX Venture Exchange and the NYSE-MKT (the “Borrower’s Disclosure Record”); and (ii) all such documents and information comprising the Borrower’s Disclosure Record, as of their respective dates (and the dates of any amendments thereto), (1) are accurate and true, (2) did not contain any misrepresentation, and (3) complied in all material respects with the requirements of applicable securities laws.  The Borrower has not filed any confidential material change report, confidential treatment request or other report or document with any securities regulatory authority, the TSX Venture Exchange and/or the NYSE-MKT that at the date of this Note remains confidential; and

(m)           Except (a) the security interest granted to Lender pursuant to this Note and the Security Documents and (b) the Permitted Liens, the Borrower owns the Project and Data free and clear of any and all encumbrances, claims, liens or security interests of others.  No security agreement, financing statement or other public notice with respect to all or any part of the Project or Data that evidences an encumbrance, lien or security interest securing any indebtedness of the Borrower is on file or of record in any public office, except such as (i) have been or will be filed in favor of the Borrower pursuant to this Note or (ii) are Permitted Liens.

9.           Representations and Warranties of the Lender

The Lender represents and warrants to the Borrower that:

       (a)           The Lender understands that the Note and the Common Shares issuable upon conversion of the Notes (the “Securities”) have not been registered under the U.S. Securities Act of 1933, as amended  (the “U.S. Securities Act”) or any applicable securities laws of any state of the United States and accordingly, the Securities may not be offered, sold, pledged, assigned or otherwise transferred into the United States or to, or for the account or benefit of, a U.S. Person or person in the United States unless registered under the U.S. Securities Act and any applicable securities laws of any state of the United States or pursuant to an exemption from such registration requirements and the Lender has no intention to distribute either directly or indirectly any of the Securities in the United States or to, or for the account or benefit of a U.S. Person, except in compliance with the U.S. Securities Act and any applicable state securities laws; the Common Shares issuable upon exercise of the Notes will be “restricted securities” under Rule 144 under the U.S. Securities Act, subject to a hold-period under Rule 144 and certificates representing such Common Shares will bear a legend restricting their transfer under the U.S. Securities Act;

(b)           The Lender is able to bear the economic risk of the investment and is able to afford a complete loss of its investment and by reason of its business or financial experience could be reasonably assumed to have the capacity to evaluate the merits and risks of this investment;

(c)           The Lender has not purchased the Note as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(d)           The Lender is an “accredited investor” as defined in each of National Instrument 45-106 of the Canadian Securities Administrators and Rule 501(a) of Regulation D under the U.S. Securities Act.

10.           Positive Covenants of the Borrower

In addition to the covenants elsewhere in this Agreement, the Borrower covenants and agrees with the Lender that, at all times during the currency of this Note, it will:

(a)	pay the principal sum, interest and all other monies required to be paid to the Lender pursuant to this Note in the manner set forth herein;

(b)	duly observe and perform each and every of its covenants and agreements set forth in this Note;

(c)	provide the Lender with immediate notice of any Event of Default;

(d)
do all things necessary to maintain its existence as a legally valid and subsisting corporation and to carry out its business in a proper and efficient manner in like manner as prudent operators of similar businesses;

(e)
comply in all material respects with all applicable laws and do all things necessary to obtain, renew and maintain in good standing from time to time all material permits and licenses required for the operation of its business, including without limitation, all permits and licenses with respect to the Project;

(f)	provide the Lender with prompt notice of any:

(i)	Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Event of Default;

(ii)	breach of any representation and/or warranty in this Note:

(iii)	action, suit, proceeding or investigation pending or to the best of its knowledge threatened against it; and

(iv)	material breach or receipt of written allegation of a material breach by any party under a material contract to which it is a party;

(g)	keep and maintain the Project and Data in good working order and condition;

(h)
from time to time forthwith upon request by the Lender, make, do, execute or cause to be made, done or executed all such further and other lawful acts, deeds, things, devices, documents, matters and assurances whatsoever for the better or more perfect and absolute performance of the terms and conditions of this Note;

(i)	carry on its respective business in the ordinary course;

(j)	furnish to the Lender any other information that the Lender may reasonably require relating to the business, operations, personnel, property and financial position of the Borrower;

(k)
upon request of the Lender, duly execute and deliver, or cause to be executed and delivered to the Lender such further instruments and do and cause to be done such further acts as the Lender may request to carry out more effectively the provisions and purposes of this Note; and

(l)	at all times reserve and keep available out of its authorized shares, a sufficient number of Common Shares to enable it to perform its obligations under this Note.

11.           Negative Covenants of the Borrower

The Borrower covenants and agrees with the Lender that, at all times during the term of this Note, unless it has received the prior written consent of the Lender to do so, which consent will not be unreasonably withheld, it will not:

(a)	pay any dividend or other distribution to its shareholders, except such as may occur in connection with the Proposed Transaction;

(b)	lend money, guarantee a loan or grant any other form of financial assistance or benefit to any Person;

(c)
make any material payments to its shareholders, directors or officers other than to the Lender and other than in the ordinary course of business, amounts paid to settle loans advanced by such parties or amounts paid pursuant to employment or consulting arrangements with such parties;

(d)	create, incur, assume or permit to exist any indebtedness, except the Indebtedness created hereunder and except as during normal course of business;

(e)
create, incur, assume or permit to exist any Lien on the Project or Data, except for (a) the security interest granted to Lender pursuant to this Note and the Security Documents, and (b) the Permitted Liens;

(f)
enter into any arrangement, directly or indirectly, with any Person for the sale or transfer of any interest in the Project or Data, unless such arrangement provides for the payment of all outstanding Indebtedness under this Note prior to or concurrently with the closing of such arrangement;

(g)
amend its constating documents or by-laws, as applicable, except as done by shareholders as a properly constituted meeting or such amendments by the board of directors that do not or could not reasonably be expected to result in a Material Adverse Effect or affect the Borrower’s obligations under this Note, the Borrower’s ability to meet its obligations under this Note, the security interest granted pursuant to the Security Documents or otherwise result in an Event of Default;

(h)	merge, amalgamate or otherwise consolidate with any other Person; except as such may occur in connection with the Proposed Transaction; and

(i)	enter into any agreement or arrangement with any Person or create, incur, assume or permit to exist any royalty of any type on the Project.

12.           General

(a)
Except as expressly stated otherwise, all amounts set forth in this Note are in United States Dollars, and all payments shall be made in United States Dollars.  All payments hereunder shall be applied:  first, to the payment of fees and other charges then due or payable under this Note; second, to accrued and unpaid interest; and third, any balance shall be applied in reduction of the Principal Balance.

(b)
All representations and warranties made herein will survive the execution and delivery of this Note to the Lender and will be deemed to be repeated by the Borrower as of each day up to and including the date the Indebtedness is paid to the Lender in full.

(c)
Except as otherwise provided, Borrower hereby waives presentment of payment, demand, protest, notice of non-payment or dishonor and of protest, and of any and all other notices and demands whatsoever.  Borrower agrees to remain bound hereby, and to perform and comply with each of the terms, covenants and provisions contained herein, until the Indebtedness is paid in full, notwithstanding any extensions of time for payment that may be granted, even though the period of extension be indefinite and notwithstanding any inaction by, or failure to assert any legal right available to, Lender.  No alteration, amendment or waiver of any provision of this Note made by agreement between Lender and any other Person shall release, discharge, modify or affect the liability of Borrower under this Note or under any Security Document.

(d)
Borrower hereby waives the benefit of any law that now or hereafter might authorize the stay of any execution issued on any judgment recovered on this Note or the exemption of any property of Borrower from levy or sale thereunder.  Borrower also waives and releases unto Lender all errors, defects, and imperfections of proceedings relating thereto.

(e)	None of the rights and remedies of Lender herein or under any Security Document shall be waived or affected by Lender’s failure or delay, if any, to exercise them, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof. All remedies conferred on Lender by law or by this Note, any Security Document or by any other instrument or agreement shall be cumulative, concurrently or consecutively at Lender’s option, and shall not be exclusive of any remedies provided at law.

(f)	The unenforceability, invalidity or illegality of any provision of this Note shall not affect the enforceability, validity or legality of any other provision hereof.

(g)	This Note and the duties and obligations of Borrower hereunder may not be assigned or delegated by either party without the written consent of the other party.

(h)
Borrower shall further pay to Lender on demand all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Note and any Security Document(s).

(i)
All agreements between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof or otherwise, shall the amount paid, or agreed to be paid to Lender hereof for the use, forbearance, or detention of the money to be loaned hereunder or otherwise or for the payment or the performance of any covenant or obligation contained herein or in any other document that evidences secures or pertains to the indebtedness evidenced hereby, exceed the maximum amount permissible under applicable law.  If from any circumstances whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Lender shall ever receive as interest or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the Principal Balance, and not to the payment of interest, or if such excessive interest exceeds the Principal Balance, such excess shall be refunded to Borrower.

(j)	This Note will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflicts or choice of laws provisions thereunder.

(k)	TIME SHALL BE OF THE ESSENCE of this Note.

(l)
Any notices, demands, certifications, requests, communications or the like required to be given hereunder shall be in writing and shall be deemed to have been validly served, given or delivered upon delivery thereof by hand, by messenger or courier service to the respective party at either such party’s principal place of business.

(m)	[INTENTIONALLY OMITTED]

(n)	This Note may not be changed, terminated or modified orally or in any manner other than by an agreement in writing signed by the party or parties sought to be charged therewith.

TIMBERLINE RESOURCES CORPORATION

By:  /s/ Paul E. Dircksen
  Authorized Signatory
      Paul E. Dircksen

WOLFPACK GOLD CORP.

By:  /s/ William Sheriff
  Authorized Signatory
      William Sheriff

SCHEDULE A

Grid Promissory Note dated March 14, 2014
by Timberline Resources Corporation
in favour of Wolfpack Gold Corp.

Schedule of advances under the Loan Agreement

Date of Advance	Amount Advanced	Principal Paid	Amount of Principal Balance	Entry Made By
March 17, 2014	$500,000	$0	$500,000	Paul Dircksen

Borrower hereby unconditionally and absolutely authorizes and directs Lender to record all amounts advanced by Lender to Borrower from time to time hereunder on this Schedule A, provided, however, that failure to make a notation or the existence of an error in notation with respect to any advance set forth thereon or the failure to give written confirmation shall not limit or otherwise affect the obligations of Borrower under this Note.

Borrower acknowledges, confirms and agrees with Lender that the date and amount of each advance recorded on this Schedule A shall be conclusive and binding on Borrower in the absence of manifest error.

SCHEDULE B

1.
The one percent (1%) net smelter returns royalty from the production of minerals from the portion of the Project claims covered by Mining Lease (Long Form) dated December 31, 1975 between Slash Inc. and John M. Robinson (the “Lease”) assigned to Timberline by CIT Microprobe Holdings, LLC, a Nevada limited liability company (“CIT”), and two percent (2%) net smelter returns royalty from production of minerals from the Project claims previously owned by CIT and sold to Timberline, in each case, pursuant to Section 2.2 of the “Purchase Agreement – Seven Troughs Property” dated June 20, 2012 by and between CIT and Timberline.

2.	A one percent (1%) net smelter returns royalty from the production of minerals from the portion of the Project claims covered by the Lease pursuant to the terms of the Lease.